Exhibit 99(a)(1)(D)

_________________________________________________________________________________________

May 29, 2025

Our records indicate that you have financial professionals with clients invested in the common stock of Hancock Park Corporate Income, Inc. (“HPCI”).

On May 22, 2025, HPCI filed its second quarter tender offer materials on Schedule TO with the Securities and Exchange Commission (“SEC”). A copy of the offer to purchase and other associated materials will be distributed to HPCI stockholders.

You may view all other HPCI filings on the SEC’s EDGAR website. Financial professionals will receive a communication similar to this one. If you have any questions, please contact HPCI at 866.521.0365.

Sincerely,
Hancock Park Corporate Income, Inc.
866.521.0365
info@HancockParkIncome.com